Exhibit 99.1

FOR RELEASE:	March 2, 2018

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2017 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported net income for the year ended December 31, 2017 of $3.2 million and basic and diluted earnings per share of $0.27, compared to net income of $6.8 million and basic and diluted earnings per share of $0.58 for the year ended December 31, 2016.

For the fourth quarter of 2017, the Company reported net loss of $2.0 million, and basic and diluted loss per share of $(0.17), compared to net income of $1.6 million and basic and diluted earnings per share of $0.14 for the fourth quarter of 2016.

Embedded in the Company’s net income numbers for the year and quarter ended December 31, 2017, are net after tax merger expenses of $1.5 million and $1.3 million, respectively, related to the acquisition of Premara Financial, Inc. and its subsidiary bank, Carolina Premier Bank, which closed in December 2017. In addition, due to the new tax legislation signed into law on December 22, 2017, the Company was required to calculate a “tax re-measurement” for the associated rate change for its deferred taxes. This tax re-calculation resulted in an increase of approximately $2.5 million of income tax expense for the year and fourth quarter of 2017, which directly impacted the Company’s reported results for those periods.

Total assets, deposits, and total loans for the Company as of December 31, 2017 were $1.2 billion, $995.0 million, and $982.6 million, respectively, compared to total assets of $846.6 million, total deposits of $679.7 million, and total loans of $677.2 million as of the same date in 2016. The merger represented increases of $278.8 million in total assets, $198.4 million in gross loans, $18.0 million in goodwill and $226.3 million in deposits. Organic growth accounted for $68.7 million in total assets, $107.0 million in gross loans and $89.1 million in deposits.

For the twelve months ended December 31, 2017, return on average assets was 0.35% and return on average equity was 2.93%, compared to 0.81% and 6.61%, respectively, for the twelve months ended December 31, 2016. Non-performing loans decreased to $7.0 million at December 31, 2017 from $9.4 million at December 31, 2016. Non- performing loans equaled 0.71% of loans at December 31, 2017, decreasing from 1.02% of loans at December 31, 2016. Foreclosed real estate equaled $1.3 million at December 31, 2017, compared to $599,000 at December 31, 2016. For the year ended December 31, 2017, net charge-offs were $944,000, or 0.13% of average loans, compared to net charge offs of $126,000, or 0.02% of average loans in 2016. At December 31, 2017, the allowance for loan losses was $8.8 million, or 0.90% of total loans, as compared to $8.4 million, or 1.24% of total loans, at December 31, 2016.

Net interest margin was 4.09% and 4.14% for the year and quarter ending December 31, 2017, as compared to 4.06% and 3.98% for the year and quarter ending December 31, 2016.

“Our strategy has been growth-oriented and efficiency driven, while delivering value to our shareholders,” President and CEO William L. Hedgepeth II said. “We continued that mission in 2017. While our 2017 results were impacted by the change in tax law during the 2017 fourth quarter, the required tax re-measurement is a non-cash flow expense. Ultimately, we expect the reduction in the corporate tax rate will have long-term benefits for our net income and should positively impact our operating performance in the quarters to come.”

Among the major highlights of 2017 were the acquisition of Premara Financial, Inc. and the accompanying entry into the Charlotte market and into South Carolina, the opening of a new branch in Wilmington in the Mayfaire district, and the opening of Select Mortgage, a division of Select Bank & Trust.

“It has been our goal for some time to expand,” Hedgepeth continued, “2017 was a year for growth and expansion. The merger closed on December 15, 2017, and Select has added four banking offices, one in Charlotte and three in the South Carolina communities of Rock Hill, Blacksburg and Six Mile. We expect that the recent merger will allow us to leverage our resources in ways neither bank could achieve on its own. We are also excited about the growth we have already experienced from our new Wilmington office, and we believe adding mortgages to our portfolio of products and services allows us to offer a customer all the financial services they need at their local community bank.”

Select Bank & Trust has 18 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington, and Wilmington and in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile.

Important Note Regarding Forward-Looking Statements

The information as of and for the quarter and year ended December 31, 2017, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our recent merger with Carolina Premier Bank; regulatory changes; the impact of the new the tax law on our earnings, including any subsequent adjustments to the valuation of our deferred tax assets and liabilities; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016	December 31, 2015
Summary of Operations:
Total interest income	$10,981	$10,042	$9,469	$9,125	$8,877	$39,617	$34,709	$33,341
Total interest expense	1,505	1,357	1,197	1,047	985	5,106	3,733	3,542
Net interest income	9,476	8,685	8,272	8,078	7,892	34,511	30,976	29,799
Provision for (recovery of) loan losses	276	202	1,083	(194)	669	1,367	1,516	890
Net interest income after provision	9,200	8,483	7,189	8,272	7,223	33,144	29,460	28,909
Noninterest income	786	778	778	730	740	3,072	3,222	3,292
Merger/Acquisition related expenses	1,888	278	-	-	-	2,166	-	378
Noninterest expense	7,207	6,161	5,980	5,805	5,511	25,153	22,281	21,852
Income before income taxes	891	2,822	1,987	3,197	2,452	8,897	10,401	9,971
Provision for income taxes	2,936	1,043	651	1,082	847	5,712	3,647	3,418
Net Income (loss)	(2,045)	1,779	1,336	2,115	1,605	3,185	6,654	6,553
Dividends on Preferred Stock	-	-	-	-	-	-	4	77
Net income available to common shareholders (loss)	$(2,045)	$1,779	$1,336	$2,115	$1,605	$3,185	$6,750	$6,476

Share and Per Share Data:
Earnings (loss) per share - basic	$(0.17)	$0.15	$0.11	$0.18	$0.14	$0.27	$0.58	$0.56
Earnings (loss) per share - diluted	$(0.17)	$0.15	$0.11	$0.18	$0.14	$0.27	$0.58	$0.56
Book value per share	$9.72	$9.42	$9.26	$9.14	$8.95	$9.72	$8.95	$8.38
Tangible book value per share	$7.72	$8.78	$8.61	$8.48	$8.29	$7.72	$8.29	$7.67
Ending shares outstanding	14,009,137	11,662,621	11,662,471	11,661,571	11,645,413	14,009,137	11,645,413	11,583,011
Weighted average shares outstanding:
Basic	12,071,392	11,662,580	11,662,117	11,652,612	11,636,647	11,763,050	11,610,705	11,502,800
Diluted	12,071,392	11,717,533	11,727,110	11,714,336	11,677,958	11,826,977	11,655,111	11,567,811

Selected Performance Ratios:
Return on average assets(2)	(0.81)%	0.77%	0.60%	1.00%	0.76%	0.35%	0.81%	0.86%
Return on average equity(2)	(7.00)%	6.44%	4.96%	8.10%	6.12%	2.93%	6.61%	6.42%
Net interest margin	4.14%	4.19%	4.18%	4.14%	3.98%	4.09%	4.06%	4.38%
Efficiency ratio (1)	70.23%	65.11%	66.08%	65.91%	63.84%	66.93%	65.15%	66.04%

Period End Balance Sheet Data:
Gross Loans	$982,626	$763,432	$738,021	$706,758	$677,195	$982,626	$677,195	$617,398
Total interest earning assets	1,063,322	833,766	816,008	809,164	770,288	1,063,322	770,288	726,408
Goodwill	24,904	6,931	6,931	6,931	6,931	24,904	6,931	6,931
Core Deposit Intangible	3,101	547	629	716	810	3,101	810	1,241
Total Assets	1,194,135	922,749	906,524	879,624	846,640	1,194,135	846,640	817,015
Deposits	995,044	775,022	739,653	713,138	679,661	995,044	679,661	651,161
Short-term debt	28,279	22,366	33,559	33,306	37,090	28,279	37,090	29,673
Long-term debt	19,372	12,372	22,839	22,939	22,039	19,372	23,039	28,703
Shareholders' equity	136,115	109,819	108,017	106,562	104,273	136,115	104,273	104,702

Selected Average Balances:
Gross Loans	$809,608	$748,699	$715,366	$686,800	$663,213	$732,089	$639,412	$578,759
Total interest earning assets	901,324	826,595	799,240	776,496	778,477	813,773	744,024	686,663
Core Deposit Intangible	1,007	589	673	764	862	640	1,020	1,330
Total Assets	997,450	914,986	887,412	856,712	844,162	898,943	829,315	765,284
Deposits	827,408	754,169	719,976	689,795	679,404	738,310	665,764	607,214
Short-term debt	23,476	32,703	33,413	35,048	33,032	34,523	32,111	32,316
Long-term debt	13,676	15,633	22,871	22,989	23,089	14,239	25,739	20,147
Shareholders' equity	115,874	109,537	108,071	105,860	104,404	108,709	102,110	102,068

Asset Quality Ratios:
Nonperforming loans	$6,978	$6,153	$6,159	$7,956	$9,430	$6,978	$9,430	$8,712
Other real estate owned	1,258	2,093	2,702	883	599	1,258	599	1,401
Allowance for loan losses	8,835	8,647	8,488	8,022	8,411	8,835	8,411	7,021
Nonperforming loans (3) to period-end loans	0.71%	0.81%	0.83%	1.13%	1.39%	0.71%	1.02%	1.41%
Allowance for loan losses to period-end loans	0.90%	1.13%	1.15%	1.14%	1.24%	0.90%	1.24%	1.14%
Delinquency Ratio (4)	0.63%	0.38%	0.07%	0.21%	0.44%	0.63%	0.44%	0.40%
Net loan charge-offs (recoveries) to average loans (2)	0.05%	0.02%	0.35%	0.12%	0.08%	0.13%	0.02%	0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.